 EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of One Horizon Group, Inc. on Form S-1 of our report dated April 15, 2019, with respect to our audit of the financial statements of One Horizon Group, Inc. as of as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017, which report appears in the prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such prospectus.

/s/ CHERRY BEKAERT LLP
CHERRY BEKAERT LLP
Tampa, Florida
September 18, 2019